EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Corporation Announces First Quarter 2016 Earnings

•	Quarterly net income of $123.1 million, or $0.94 per diluted share

•	Cash, cash equivalents and marketable securities of $1.1 billion as of the end of the first quarter 2016
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended March 31, 2016 of $123.1 million, or $0.94 per diluted share, on net sales of $975.2 million. This represents a decrease in net income of $23.2 million, or $0.16 per diluted share, compared to the quarter ended March 31, 2015 net income of $146.3 million, or $1.10 per diluted share, on net sales of $1,103.5 million. Net sales for the first quarter of 2016 decreased by $128.3 million compared to net sales for the first quarter of 2015, mainly due to lower sales prices for all of our major products, partially offset by higher sales volumes for polyethylene and most of our major Vinyls products. Sales prices in the first quarter of 2016 were negatively impacted by lower crude oil prices as compared to the prior-year period. Income from operations was $202.3 million for the first quarter of 2016 as compared to $229.3 million for the first quarter of 2015. The decrease in income from operations for the first quarter of 2016 was mainly attributable to lower North American integrated product margins, primarily as a result of lower sales prices in the first quarter of 2016, partially offset by lower average feedstock and energy costs, higher product margins at our European operations and higher chlor alkali production, as compared to the first quarter of 2015.
First quarter 2016 net income of $123.1 million, or $0.94 per diluted share, increased by $12.1 million from the $111.0 million, or $0.84 per diluted share, reported in the fourth quarter of 2015. Net sales in the first quarter of 2016 of $975.2 million decreased $11.6 million from net sales of $986.8 million in the fourth quarter of 2015, mainly due to lower sales prices for all of our major products, partially offset by higher sales volumes. First quarter 2016 income from operations was $202.3 million as compared to $181.1 million reported for the fourth quarter of 2015, an increase of $21.2 million, which was primarily the result of higher sales volumes for polyethylene and PVC and higher operating rates for most of our facilities.
"We delivered solid results for the first quarter of 2016 as we benefitted from lower cost feedstocks and strong global demand for both polyethylene and PVC," said Albert Chao, President and Chief Executive Officer. "We continue to focus on growing our specialty PVC, PVC pipe and polyethylene product portfolios, and on our integration strategy which, upon the completion of the 250 million pound expansion of our Petro 1 ethylene cracker later this year, is expected to balance our ethylene requirements in North America."
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $270.6 million for the first quarter of 2016 decreased $26.4 million compared to EBITDA of $297.0 million in the first quarter of 2015. EBITDA for the first quarter of 2016 increased $19.4 million compared to EBITDA of $251.2 million in the fourth quarter of 2015. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $129.0 million in the first quarter of 2016. Capital expenditures for the first quarter of 2016 were $136.3 million. As of March 31, 2016, we had cash, cash equivalents and current marketable securities of $1.1 billion and our long-term debt was $758.3 million.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $149.2 million in the first quarter of 2016, a decrease of $41.9 million compared to income from operations of $191.1 million reported in the first quarter of 2015. This decrease was mainly

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attributable to lower olefins integrated product margins primarily as a result of lower sales prices, partially offset by higher polyethylene sales volume and lower feedstock and energy costs as compared to the prior-year period.
The Olefins segment income from operations of $149.2 million for the first quarter of 2016 increased $10.5 million from the $138.7 million reported in the fourth quarter of 2015. This increase was primarily attributable to higher polyethylene sales volumes and improved operating rates as compared to the fourth quarter of 2015. The fourth quarter of 2015 was negatively impacted by several polyethylene turnarounds.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $62.1 million in the first quarter of 2016, an increase of $15.0 million compared to $47.1 million reported in the first quarter of 2015. This increase was mainly attributable to higher product margins at our European operations and higher U.S. caustic soda sales volume as compared to the prior-year period.
The Vinyls segment income from operations of $62.1 million for the first quarter of 2016 increased $10.5 million from the $51.6 million reported in the fourth quarter of 2015. This increase was primarily attributable to higher sales volumes for PVC and improved operating rates as compared to the fourth quarter of 2015.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding the timing and results of expansion projects and anticipated balancing of our ethylene requirements in North America, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in February 2016.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2016 results will be held Tuesday, May 3, 2016 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 90251315.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, May 10, 2016. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 90251315.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/wugjxpzb and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2016	2015

	(In thousands of dollars, except per share data)
Net sales	$975,187	$1,103,531
Cost of sales	719,602	818,985
Gross profit	255,585	284,546
Selling, general and administrative expenses	53,309	55,266
Income from operations	202,276	229,280
Interest expense	(6,685)	(9,591)
Other income, net	2,645	9,096
Income before income taxes	198,236	228,785
Provision for income taxes	69,300	78,378
Net income	128,936	150,407
Net income attributable to noncontrolling interests	5,808	4,065
Net income attributable to Westlake Chemical Corporation	$123,128	$146,342
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.94	$1.10
Diluted	$0.94	$1.10

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$614,976	$662,525
Marketable securities	525,008	520,144
Accounts receivable, net	549,037	508,532
Inventories	478,656	434,060
Other current assets	24,057	49,928
Total current assets	2,191,734	2,175,189
Property, plant and equipment, net	3,114,821	3,004,067
Other assets, net	417,846	390,029
Total assets	$5,724,401	$5,569,285

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$506,161	$522,642
Long-term debt	758,300	758,148
Other liabilities	755,538	726,564
Total liabilities	2,019,999	2,007,354
Total Westlake Chemical Corporation stockholders' equity	3,406,526	3,265,878
Noncontrolling interests	297,876	296,053
Total equity	3,704,402	3,561,931
Total liabilities and equity	$5,724,401	$5,569,285

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$128,936	$150,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,714	58,641
Deferred income taxes	58,637	5,331
Other balance sheet changes	(124,352)	(23,823)
Net cash provided by operating activities	128,935	190,556
Cash flows from investing activities
Additions to property, plant and equipment	(136,328)	(95,822)
Proceeds from sales and maturities of securities	26,859	—
Purchase of securities	(36,637)	—
Other, net	(1,115)	(833)
Net cash used for investing activities	(147,221)	(96,655)
Cash flows from financing activities
Dividends paid	(23,700)	(21,964)
Distributions to noncontrolling interests	(3,985)	(3,558)
Proceeds from exercise of stock options	22	157
Proceeds from issuance of notes payable	2,050	—
Repayment of notes payable	(7,095)	—
Repurchase of common stock for treasury	(679)	(2,000)
Other, net	266	1,701
Net cash used for financing activities	(33,121)	(25,664)
Effect of exchange rate changes on cash and cash equivalents	3,858	(3,189)
Net (decrease) increase in cash and cash equivalents	(47,549)	65,048
Cash and cash equivalents at beginning of period	662,525	880,601
Cash and cash equivalents at end of period	$614,976	$945,649

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WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2016	2015

	(In thousands of dollars)
Net external sales
Olefins	$431,020	$583,077
Vinyls	544,167	520,454
	$975,187	$1,103,531
Income (loss) from operations
Olefins	$149,235	$191,103
Vinyls	62,116	47,086
Corporate and other	(9,075)	(8,909)
	$202,276	$229,280
Depreciation and amortization
Olefins	$28,697	$26,939
Vinyls	36,287	31,584
Corporate and other	730	118
	$65,714	$58,641
Other income (expense), net
Olefins	$1,513	$2,552
Vinyls	(1,519)	5,503
Corporate and other	2,651	1,041
	$2,645	$9,096

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2015	2016	2015

	(In thousands of dollars)
EBITDA	$251,153	$270,635	$297,017
Less:
Provision for income taxes	61,572	69,300	78,378
Interest expense	7,896	6,685	9,591
Depreciation and amortization	65,528	65,714	58,641
Net income	116,157	128,936	150,407
Changes in operating assets and liabilities	89,180	(58,638)	34,818
Deferred income taxes	32,199	58,637	5,331
Net cash provided by operating activities	$237,536	$128,935	$190,556

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2016 vs. First Quarter 2015		First Quarter 2016 vs. Fourth Quarter 2015
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-17.5%	-8.6%	-7.8%	-0.2%
Vinyls	-8.6%	+13.2%	-2.5%	+7.4%
Company	-13.3%	+1.7%	-5.0%	+3.8%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Ethane (cents/lb)	6.3	6.2	6.4	5.9	5.3
Propane (cents/lb)	12.6	10.8	9.6	9.9	9.1
Ethylene (cents/lb) (2)	36.6	36.1	28.2	21.4	21.1
Polyethylene (cents/lb) (3)	76.7	78.3	75.3	71.0	68.3
Styrene (cents/lb) (4)	54.3	65.8	64.2	58.3	58.0
Caustic soda ($/short ton) (5)	588.3	576.7	563.3	595.8	582.5
Chlorine ($/short ton) (6)	239.2	268.3	275.0	285.0	285.0
PVC (cents/lb) (7)	65.5	67.5	66.5	64.5	64.8
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.